Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Floating Rate Notes	$20,000,000	$786.00

(1)

The filing fee of $786.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 16 dated August 22, 2008

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:

$20,000,000

The notes will be a further issuance of, and form a single tranche with, the $300,000,000 aggregate principal amount of Floating Rate Notes and have the same terms as the other Floating Rate Notes of this tranche to be issued by Wells Fargo & Company on August 28, 2008 pursuant to Pricing Supplement No. 15 which, together with the Prospectus Supplement dated January 25, 2007 and the Prospectus dated June 19, 2006, was filed with the Securities and Exchange Commission on August 21, 2008. The notes will have the same CUSIP number as those other Floating Rate Notes, will trade interchangeably with those other Floating Rate Notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the Floating Rate Notes to 320,000,000.

Trade Date:	August 22, 2008

Original Issue Date (T+4):	August 28, 2008

Stated Maturity Date:	August 29, 2011

Price to Public (Issue Price):	100%, plus accrued interest, if any, from August 28, 2008

Agent Discount (Gross Spread):	0.090%

All-In Price (Net of Agent Discount):	99.910%, plus accrued interest, if any, from August 28, 2008

Net Proceeds	$19,982,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+ 65 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	+65 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each February 28, May 28, August 28 and November 28, commencing November 28, 2008 and ending May 28, 2011

Interest Payment Dates:	Each February 28, May 28, August 28 and November 28, commencing November 28, 2008 and ending May 28, 2011, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters plus 0.65%, determined two London banking days prior to August 28, 2008

Certain U.S. Federal Income Tax Consequences:

The Tax Increase Prevention and Reconciliation Act of 2005 extended the maximum 15% tax rate on long-term capital gains recognized by non-corporate U.S. Holders. Such holders in taxable years beginning before January 1, 2011 generally will be subject to tax at a maximum rate of 15%.

Pursuant to the U.S. Treasury regulations, the issuance of the notes will be treated as a “qualified reopening” of the Floating Rate Notes with an original issuance date of August 28, 2008 (the “Original Notes”). Therefore, for purposes of the rules governing original issue discount, the notes will have the same issue date, issue price and adjusted issue price as the Original Notes. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Original Issue Discount” in the accompanying prospectus.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Listing	None

Agent:	Agent	Principal Amount
	Morgan Stanley & Co. Incorporated	$20,000,000

	Total:	$20,000,000

Plan of Distribution:	On August 22, 2008, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.910%. The purchase price equals the issue price of 100% less an underwriting discount of 0.090% of the principal amount of the notes.

CUSIP:	94974BES5

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